                                                                     EXHIBIT 2.3

                         TRANSITIONAL SERVICES AGREEMENT

                                     BETWEEN

                         AMBASSADORS INTERNATIONAL, INC.

                                       AND

                             AMBASSADORS GROUP, INC.

                                 EFFECTIVE AS OF

                             _________________, 2001

                         TRANSITIONAL SERVICES AGREEMENT

       This Transitional Services Agreement (this "Agreement") is entered into as of __________, 2001, between Ambassadors International, Inc., a Delaware corporation ("Ambassadors"), and Ambassadors Group, Inc., a Delaware corporation ("Education"). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in Article 1 below. Ambassadors and Education are sometimes referred to herein individually as a "party" or collectively as the "parties."

                                    RECITALS

       WHEREAS, Ambassadors currently owns all of the issued and outstanding capital stock of Education; and,

       WHEREAS, the Board of Directors of Ambassadors has determined that it is appropriate and desirable to separate the business of the parties (the "Separation") and to distribute all of the shares of Education common stock pro rata to the holders of Ambassadors common stock (the "Distribution"), all on the terms and conditions contemplated by a Master Separation and Distribution Agreement dated _____________, 2001 (the "Separation Agreement");

       WHEREAS, in connection with the Separation and Distribution, the parties wish to make certain agreements regarding services during the transitional period.

       NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, the parties hereto agree as follows:

1. DEFINITIONS. For the purpose of this Agreement, the following capitalized terms shall have the following meanings:

       1.1. "AMBASSADORS GROUP" has the meaning set forth in Section 6.1 of the Separation Agreement.

       1.2. "ANCILLARY AGREEMENTS" shall have the meaning set forth in Section
       6.3 of the Separation Agreement.

       1.3. "CONFIDENTIAL DISCLOSURE AGREEMENT" shall mean that certain Confidential Disclosure Agreement dated ____________________, 2001 between Ambassadors and Education.

       1.4. "DISPUTES" shall have the meaning set forth in Section 6.7 of the Separation Agreement.

       1.5. "DISTRIBUTION DATE"shall have the meaning set forth in Section 6.10 of the Separation Agreement.

       1.6. "EDUCATION GROUP" has the meaning set forth in Section 6.13 of the Separation Agreement.

       1.7. "FORCE MAJEURE" shall have the meaning set forth in Article 10 hereof.

       1.8. "IMPRACTICABLE" shall have the meaning set forth in Section 2.2.

       1.9. "RENDERING PARTY" shall have the meaning set forth in Section 2.

       1.10. "RECEIVING PARTY" shall have the meaning set forth in Section 2.

       1.11. "SEPARATION AGREEMENT" means the Master Separation and Distribution Agreement dated as of _____________, 2001, to which this Agreement is an Exhibit.

       1.12. "SEPARATION DATE" has the meaning set forth in Section 1.1 of the Separation Agreement.

       1.13. "SUBCONTRACTOR" shall have the meaning set forth in Article 8 hereof.

       1.14. "SUBSIDIARY" has the meaning set forth in Section 6.26 of the Separation Agreement.

2. SERVICES.

       2.1. SERVICES GENERALLY. Except as otherwise provided herein, for the term determined pursuant to Article 3 hereof, the parties agree to use their best efforts to provide transitional services including financial, payroll, information services, human resources and other similar services ("Services") as reasonably requested by the other party. The party providing transitional services is referred to as the "Rendering Party" and the other party the "Receiving Party."

       2.2. IMPRACTICABILITY. The Rendering Party shall not be required to provide any Service to the extent the performance of such Service becomes "Impracticable" as a result of a cause or causes outside the reasonable control of the Rendering Party despite the Rendering Party's good faith effort to provide the relevant Service, or to the extent the performance of such Services (i) would require the Rendering Party (in the opinion of its counsel) to violate any applicable laws, rules or regulations or (ii) would result in the breach of any applicable contract.

3. TERM. The term of this Agreement shall commence on the Separation Date and shall remain in effect until twelve (12) months after the Separation Date (the "Expiration Date"), unless earlier terminated under Article 6. This Agreement may be extended by the parties in writing, either as a whole or with respect to one or more of the Services; provided, however, that such extension shall only apply to the Services for which the Agreement was extended. The parties may also agree on an earlier expiration date for a specific Service.

4. COMPENSATION.

       4.1. CHARGES FOR SERVICES. Each Receiving Party shall pay to the Rendering Party the hourly rate of the employee(s) or agent of the Rendering Party specified in Schedule A attached hereto. In addition, the Receiving Party shall pay to the Rendering Party all out-of-pocket costs and expenses of the Rendering Party in performing such Services. The parties also intend for charges to be easy to administer and justify and, therefore, they hereby acknowledge it may be counterproductive to try to recover every cost, charge or expense, particularly those that are insignificant. The parties shall use good faith efforts to discuss any situation in which the actual charge for a Service is reasonably expected to exceed the estimated charge, if any.

       4.2. PAYMENT TERMS. The Rendering Party shall bill the Receiving Party monthly for all charges pursuant to this Agreement. Such bills shall be accompanied by reasonable documentation or other reasonable explanation supporting such charges. Payments hereunder shall be made within 45 days after receipt of an invoice therefor. Late payments shall bear interest at the lesser of 12% per annum or the maximum rate allowed by law. If both parties have rendered services to each other, they may offset the lesser charge against the greater charge.

       4.3. PERFORMANCE UNDER ANCILLARY AGREEMENTS. Notwithstanding anything to the contrary contained herein, neither party shall be charged under this Agreement for any obligations that are specifically required to be performed under the Separation Agreement or any other Ancillary Agreement and any such other obligations shall be performed and any charge therefore levied in accordance with the terms of the Separation Agreement or such other Ancillary Agreement.

       4.4. ERROR CORRECTION; TRUE-UPS; ACCOUNTING. The parties shall reasonably agree in writing on a process and procedure for conducting internal audits and making adjustments to charges as a result of the movement of employees and functions between parties, the discovery of errors or omissions in charges, as well as a true-up of amounts owed. In no event shall such processes and procedures extend beyond two (2) years after completion of a Service.

       4.5. PRICING ADJUSTMENTS. In the event of a tax audit adjustment relating to the pricing of any or all Services


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

       provided pursuant to this Agreement in which it is determined by a taxing authority that any of the charges, individually or in combination, did not result in an arm's-length payment, as determined under internationally accepted arm's-length standards, then the parties, including any subcontractor providing Services hereunder, may agree to make corresponding adjustments to the charges in question for such period to the extent necessary to achieve arm's-length pricing. Any adjustment made pursuant to this Section 4.5 at any time during the term of this Agreement or after termination of this Agreement and shall be reflected in the parties' legal books and records, and the resulting underpayment or overpayment shall create, respectively, an obligation to be paid in the manner specified in Section 4.2, or shall create a credit against amounts owed under this Agreement.

5. GENERAL OBLIGATIONS; STANDARD OF CARE.

       5.1. PERFORMANCE METRICS. Each of the parties shall maintain sufficient resources to perform its obligations hereunder. Specific performance metrics for a specific Service may be set forth in writing between the parties. Where none is set forth, the Rendering Party shall use reasonable efforts to provide Services and shall exercise the same care and skill as it exercises in performing similar services for itself.

       5.2. TRANSITIONAL NATURE OF SERVICES; CHANGES. The parties acknowledge the transitional nature of the Services and that the Rendering Party may make changes from time to time in the manner of performing the Services if the Rendering Party is making similar changes in performing similar services for itself and if the Rendering Party furnishes to the Receiving Party 60 days prior written notice regarding such changes.

       5.3. RESPONSIBILITY FOR ERRORS; DELAYS. The Rendering Party's sole responsibility to the Receiving Party:

              5.3.1. for errors or omissions in Services, other than errors or omissions attributable to the Rendering Party's gross negligence or willful misconduct, shall be to furnish correct information, payment and/or adjustment in the Services, at no additional cost or expense to the Receiving Party; provided, the Receiving Party must promptly advise the Rendering Party of any such error or omission of which it becomes aware.

              5.3.2. for failure to deliver any Service because of Impracticability, shall be to use reasonable efforts to make any portion of the Services which are not Impracticable available and/or to resume performing the Services which are or have become impracticable as promptly as reasonably practicable.

       5.4. GOOD FAITH COOPERATION; CONSENTS. The parties will use good faith efforts to cooperate with each other in all matters relating to the provision and receipt of Services. Such cooperation shall include exchanging information, performing true-ups and adjustments, and obtaining all third party consents or approvals necessary to permit each party to perform its obligations hereunder. The reasonable and documented costs of obtaining such third party consents or approvals shall be borne by the Receiving Party. The parties will maintain in accordance with their respective standard document retention procedures, documentation supporting the information relevant to cost calculations, if any, and cooperate with each other in making such information available as needed in the event of a tax audit.

       5.5. ALTERNATIVES. If the Rendering Party reasonably believes it is unable to provide any Service because of a failure to obtain necessary consents, licenses, sublicenses or approvals pursuant to Section 5.4 or because of Impracticability, the parties shall mutually and reasonably determine the best alternative approach. Until such alternative approach is found or the problem otherwise resolved to the satisfaction of the parties, the Rendering Party shall use reasonable efforts to continue providing the Service. To the extent a mutually agreed upon alternative approach requires payment above and beyond that which is included in the Rendering Party's charge for the Service in question, the parties shall share equally in making any such payment unless they otherwise agree in writing.

6. TERMINATION.


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

       6.1. TERMINATION. Either party may terminate this Agreement with respect to any one or all of the Services provided to it hereunder, for any reason or for no reason, at any time upon 30 days prior written notice to the other party. In addition, subject to the provisions of Article 12 below, either party may terminate this Agreement with respect to a specific Service if the other party materially breaches a material provision with regard to that particular Service and does not cure such breach (or does not take reasonable steps required under the circumstances to cure such breach) within 30 days after being given written notice of the breach.

       6.2. SURVIVAL. In the event of any termination with respect to one or more, but less than all Services, this Agreement shall continue in full force and effect with respect to any Services not terminated in accordance with the terms of this Agreement.

7. RELATIONSHIP BETWEEN THE PARTIES. It is expressly acknowledged that the parties are "independent contractors," and nothing in this Agreement is intended and nothing shall be construed to allow either party to exercise control or direction over the manner or method by which the other party performs the Services that are the subject matter of this Agreement; provided, that the Services to be provided hereunder shall be furnished in a manner consistent with the standards governing such Services and the provisions of this Agreement. Each party understands and agrees that (i) neither party will withhold on behalf of the other party any sums for income tax, unemployment insurance, social security or any other withholding pursuant to any law or requirement of any governmental body or make available any of the benefits afforded to its employees, (ii) all of such payments, withholdings and benefits, if any, are the sole responsibility of the party incurring the liability, and (iii) each party will indemnify and hold the other harmless from any and all loss or liability arising with respect to such payments, withholdings and benefits, if any.

8. SUBCONTRACTORS. The Rendering Party may engage a "Subcontractor" to perform all or any portion of its duties under this Agreement, provided that any such Subcontractor agrees in writing to be bound by confidentiality obligations at least as protective as the terms of Article 9 regarding confidentiality below, and provided further that the Rendering Party remains responsible for the performance of such Subcontractor. As used in this Agreement, "Subcontractor" will mean any individual, partnership, corporation, firm, association, unincorporated organization, joint venture, trust or other entity engaged to perform hereunder.

9. CONFIDENTIALITY. The terms of the Confidential Disclosure Agreement between the parties shall apply to any Confidential Information (as defined therein) which is the subject matter of this Agreement.

10. FORCE MAJEURE. Each party will be excused for any failure or delay in performing any of its obligations under this Agreement, other than the obligations to make certain payments pursuant to Article 4 hereof for services rendered, if such failure or delay is caused by Force Majeure. "Force Majeure" means any act of God or the public enemy, any accident, explosion, fire, storm, earthquake, flood, or any other circumstance or event beyond the reasonable control of the party relying upon such circumstance or event.

11. DISPUTE RESOLUTION. Resolution of any and all Disputes arising from or in connection with this Agreement shall be exclusively governed by and settled in accordance with the provisions of Section 4.6 of the Separation Agreement.

12. MISCELLANEOUS.

       12.1. AUTHORITY. Each of the parties hereto represents to the other that
       (i) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (ii) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or other actions, (iii) it has duly and validly executed and delivered this Agreement, and (iv) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and general equity principles.

       12.2. AMENDMENT AND EXECUTION. The Boards of Directors of Education and Ambassadors may mutually agree


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

       to amend the provisions of this Agreement at any time or times, for any reason, either prospectively or retroactively, to such extent and in such manner as the Boards mutually deem advisable. Each Board may delegate its amendment power, in whole or in part, to one or more Persons or committees as it deems advisable. No change or amendment will be made to this Agreement, except by an instrument in writing signed by authorized individuals. This Agreement and amendments hereto shall be in writing and executed on behalf of Ambassadors and Education by their respective duly authorized officers and representatives.

       12.3. COUNTERPARTS. This Agreement, including any attachments hereto and the other documents referred to herein, may be executed via facsimile or otherwise in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

       12.4. EFFECTIVENESS. All covenants and agreements of the parties contained in this Agreement shall be subject to and conditioned upon the Distribution becoming effective.

       12.5. EFFECT IF SEPARATION AND/OR DISTRIBUTION DOES NOT OCCUR. If the Separation and/or Distribution does not occur, then all actions and events that are, under this Agreement, to be taken or occur effective as of the Separation Date and/or Distribution Date, or otherwise in connection with the Separation and/or Distribution, shall not be taken or occur except to the extent specifically agreed by Education and Ambassadors.

       12.6. TERMINATION. This Agreement may be terminated and the Distribution abandoned at any time prior to the Time of Distribution by and in the sole discretion of the Ambassadors Board of Directors without the approval of Education or of Ambassadors's shareholders. In the event of such termination, no party will have any liability of any kind to any other party on account of such termination.

       12.7. BINDING EFFECT; ASSIGNMENT. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives and successors, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Except as herein specifically provided to the contrary, neither party may assign this Agreement or any rights or obligations hereunder, without the prior written consent of the other party, and any such assignment shall be void; provided, however, either party (or its permitted successive assignees or transferees hereunder) may assign or transfer this Agreement as a whole without consent to an entity that succeeds to all or substantially all of the business or assets of such party to which this Agreement relates.

       12.8. PERFORMANCE. Each party hereto will cause to be performed, and hereby guarantees the performance of all actions, agreements and obligations set forth herein to be performed by any subsidiary or any member of such party's Group.

       12.9. ADDITIONAL ASSURANCES. Except as may be specifically provided herein to the contrary, the provisions of this Agreement shall be self-operative and shall not require further agreement by the parties; provided, however, at the request of either party, the other party shall execute such additional instruments and take such additional acts as are reasonable, and as the requesting party may reasonably deem necessary, to effectuate this Agreement.

       12.10. ENTIRE AGREEMENT. This Agreement, the Separation Agreement, all other Transaction Agreements, including any annexes, schedules and exhibits hereto or thereto, and other agreements and documents referred to herein and therein, will together constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and shall supersede all prior negotiations, agreements and understandings of the parties of any nature, whether oral or written, with respect to such subject matter.

       12.11. ATTACHMENTS. All attachments hereto are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Capitalized terms used in the attachments hereto but not otherwise defined therein will have the respective meanings assigned to such terms in this Agreement.


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

       12.12. DESCRIPTIVE HEADINGS. The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When a reference is made in this Agreement to an Article or a Section, Exhibit or Schedule, such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

       12.13. GENDER AND NUMBER. Whenever the context of this Agreement requires, the gender of all words herein shall include the masculine, feminine and neuter, and the number of all words herein shall include the singular and plural.

       12.14. SEVERABILITY. The parties hereto have negotiated and prepared the terms of this Agreement in good faith with the intent that each and every one of the terms, covenants and conditions herein be binding upon and inure to the benefit of the respective parties. Accordingly, if any one or more of the terms, provisions, promises, covenants or conditions of this Agreement or the application thereof to any person or circumstance shall be adjudged to any extent invalid, unenforceable, void or voidable for any reason whatsoever by a court of competent jurisdiction, such provision shall be as narrowly construed as possible, and each and all of the remaining terms, provisions, promises, covenants and conditions of this Agreement or their application to other persons or circumstances shall not be affected thereby and shall be valid and enforceable to the fullest extent permitted by law. To the extent this Agreement is in violation of applicable law, then the parties agree to negotiate in good faith to amend the Agreement, to the extent possible consistent with its purposes, to conform to law and effect the original intent of the parties.

       12.15. SURVIVAL OF AGREEMENTS. Except as otherwise contemplated by this Agreement, all covenants and agreements of the parties contained in this Agreement shall remain in full force and effect and shall survive the time of Distribution.

       12.16. GOVERNING LAW. This Agreement shall be construed in accordance with and all Disputes hereunder shall be governed by the laws of the State of California, excluding its conflict of law rules and the United Nations Convention on Contracts for the International Sale of Goods. The Superior Court of [LOS ANGELES] County and/or the United States District Court for the Southern District of California shall have jurisdiction and venue over all Disputes between the parties that are permitted to be brought in a court of law pursuant to Section 11 above.

       12.17. NOTICES. Any notice, demand, offer, request or other communication required or permitted to be given by either party pursuant to the terms of this Agreement shall be in writing and shall be deemed effectively given the earlier of (i) when received, (ii) when delivered personally,
       (iii) one Business Day after being delivered by facsimile (with receipt of appropriate confirmation), (iv) one Business Day after being deposited with a nationally recognized overnight courier service or (v) four days after being deposited in the U.S. mail, First Class with postage prepaid, and addressed to:

       If to Ambassadors:                           With a copy to:

       Ambassadors International, Inc.              Gerald M. Chizever, Esq.
       1071 Camelback Street                        Richman, Mann, Chizever, Philips & Duboff
       Newport Beach, California 92660              9601 Wilshire Blvd., Penthouse Suite
       Facsimile: 949 759-5909                      Beverly Hills, CA 90210
                                                    Facsimile: 310 274-2831

       If to Education:                             With a copy to:

       Ambassadors Group, Inc.                      Gerald M. Chizever, Esq.
       Dwight D. Eisenhower Building                Richman, Mann, Chizever, Philips & Duboff
       110 South Ferrall Street                     9601 Wilshire Blvd., Penthouse Suite


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

       Spokane, Washington 99202                    Beverly Hills, CA 90210
       Facsimile: 509 536-1996                      Facsimile: 310 274-2831

       Ambassadors and Education may substitute a different address or facsimile number, from time to time, if such substitute is provided to the intended notice recipient in writing by notice given in the manner provided in this section.

       12.18. WAIVERS; REMEDIES. No failure or delay by any party hereto in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any waiver on the part of any party hereto of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor will any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which the parties may otherwise have at law or equity.

       12.19. LIMITATION OF LIABILITY. In no event shall any member of the Ambassadors Group or Education Group be liable to any other member of the Ambassadors Group or Education Group for any special, consequential, indirect, incidental or punitive damages or lost profits, however caused and on any theory of liability (including negligence) arising in any way out of this Agreement, whether or not such party has been advised of the possibility of such damages; provided, however, that the foregoing limitations shall not limit each party's indemnification obligations for liabilities to third parties as set forth in the Indemnification and Insurance Matters Agreement.

       IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties as of the date first written above.

Ambassadors International, Inc.,        Ambassadors Group, Inc.,
a Delaware corporation                  a Delaware corporation


By:                                     By:
   --------------------------------        ------------------------------------

Title:                                  Title:
      -----------------------------           ----------------------------------


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

                                   Schedule A

                         Rates for Transitional Services

Service to be provided                                        Charge per hour
----------------------                                        ---------------
Accounts payable, distributions                               $21.00

Financial analysis                                            $25.00

Information services, financial systems administrator         $33.00

Payroll                                                       $33.00

Information services, database and
network administrator                                         $38.00

Human resources                                               $39.00

Information services, Director                                $67.00

Director of Finance, Vice President Finance                   $81.00


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